Exhibit 4.3

COVANCE INC.

NON-EMPLOYEE DIRECTORS DEFERRED STOCK PLAN

Section 1.  Purpose of the Plan.  The purpose of the Covance Inc. Non-Employee Directors Deferred Stock Plan (the “Plan”) is to assist the Company in attracting and retaining valued Non-Employee Directors by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s stock by such Non-Employee Directors.

Section 2.  Definitions.  As used herein, the following definitions shall apply:

2.1.                            “1934 Act” means the Securities Exchange Act of 1934, as amended.

2.2.                            “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the general rules and regulations under the 1934 Act.

2.3.                            “Award” means the grant of Deferred Stock under the Plan.

2.4.                            “Award Agreement” means the written agreement, instrument or document evidencing an Award.

2.5.                            “Board” means the Board of Directors of the Company.

2.6.                            “Change-in-Control” means, unless otherwise provided in an Award Agreement:

(a)                                 the acquisition in one or more transactions by any “person” (as such term is used for purposes of Section 13(d) or Section 14(d) of the 1934 Act) but excluding, for this purpose, (i) the Company or its Subsidiaries or (ii) any employee benefit plan of the Company or its Subsidiaries, of “beneficial ownership” (within the meaning of Rule 13d-3 under the 1934 Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”);

(b)                                 the consummation of a merger or consolidation involving the Company if the shareholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly, immediately following such merger or consolidation, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation;

(c)                                  a change in the composition of the Board such that the individuals who as of any date constitute the Board (the “Incumbent Board”) cease to constitute a majority of the Board at any time during the 12-month period immediately following such date; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, and provided further that any reductions in the size of the Board that are instituted voluntarily by the Incumbent Board shall not constitute a Change-in-Control, and after any such reduction the “Incumbent Board” shall mean the Board as so reduced; or

(d)                                 the acquisition by any “person” (as such term is used for purposes of Section 13(d) or Section 14(d) of the 1934 Act) in a single transaction or in a series of related transactions occurring during any period of twelve (12) consecutive months, of assets from the Company that have a total gross fair market value equal to or more than 51% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, a transaction will not be treated as a Change-in-Control unless such transaction constitutes a “change in the ownership,” a “change in the effective control” or a “change in ownership of a substantial portion of the assets,” in each case, of the Company, within the meaning of Code Section 409A.

2.7.                            “Code” means the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder or any successor body of laws, rules and regulations.

2.8.                            “Company” means Covance Inc., a Delaware corporation, or any successor corporation.

2.9.                            “Deferred Stock” means Shares that will be granted under the Plan at the end of a vesting or deferral period.

2.10.                     “Disability” means, unless otherwise provided in an Award Agreement, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.11.                     “Effective Date” means the date that the Plan is approved by the shareholders of the Company.

2.12.                     “Fair Market Value” as of any date means the closing selling price of the Shares on the New York Stock Exchange Composite Tape on such date, or, if there were no sales on such date, the average of the closing selling prices on the New York Stock Exchange Composite Tape on the first trading day before, and the first trading day after, such date.

2.13.                     “Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries or Affiliates.

2.14.                     “Participant” means any Non-Employee Director who has been granted an Award under the Plan.

2.15.                     “Person” means an individual, corporation, partnership, association, limited liability company, estate or other entity.

2.16.                     “Restriction Period” means the period during which an Award is subject to forfeiture.

2.17.                     “Retirement” means a Participant’s voluntary Termination of Service with the consent of the Board on or after the date on which the sum of the Participant’s age and full years of service with the Company (as determined in good faith by the Board) equals or exceeds 70.

2.18.                     “Securities Act” means the Securities Act of 1933, as amended.

2.19.                     “Shares” means the common stock of the Company, par value $0.01 per share.

2.20.                     “Subsidiary” means any corporation, partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

2.21.                     “Termination of Service” means a Participant’s “separation from service” with the Company within the meaning of Code Section 409A.

Section 3.  Eligibility.

3.1.  General.  All Non-Employee Directors shall be eligible to receive an Award under the Plan as provided in this Section 3.

3.2.  Annual Awards.  Each Non-Employee Director shall receive an annual grant of Deferred Stock in such amount and on such date as the Board may determine (the “Annual Award”). The Annual Award with respect to any fiscal year of the Company shall cover the same number of Shares, and shall be subject to the same terms and conditions, for each Non-Employee Director; provided, however, that in no event shall an Annual Award to any one Non-Employee Director exceed 6,000 Shares.

3.3.  Initial Awards.  Any Person who becomes a Non-Employee Director on a date on which an Annual Award is not granted shall receive an Award (an “Initial Award”) on the date such Person becomes a Non-Employee Director in an amount equal to the product of (x) the number of months from the date such Person becomes a Non-

Employee Director to the first anniversary of the grant date of the immediately preceding Annual Award, divided by twelve (12), multiplied by (y) the number of Shares underlying the immediately preceding Annual Award (rounded down to the closest number of full Shares).

Section 4.  Administration and Implementation of the Plan.

4.1.                            The Plan shall be administered by the full Board. Any action of the Board in administering the Plan shall be final, conclusive and binding on all Persons, including the Company, the Participants, Persons claiming rights from or through Participants and shareholders of the Company.

4.2.                            Subject to the provisions of the Plan, the Board shall have full and final authority in its discretion to (i) determine the number of Shares to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability and settlement of an Award and waivers or accelerations thereof, based in each case on such considerations as the Board shall determine) and all other matters to be determined in connection with an Award; (ii) correct any defect or supply any omission or reconcile any inconsistency in the Plan or Award Agreements, and adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan and Award Agreement as it may deem necessary or advisable; (iii) construe and interpret the Plan and Award Agreements; and (iv) make all other determinations as it may deem necessary or advisable for the administration of the Plan and Award Agreements.

Section 5.  Shares Subject to the Plan.

5.1.                            Subject to adjustment as provided in the Plan, the total number of Shares available for Awards under the Plan shall be 200,000. Any Shares tendered by a Participant in payment of the tax liability with respect to an Award, including Shares withheld from any such Award, shall not be available for future Awards hereunder. Shares awarded under the Plan may be reserved or made available from the Company’s authorized and unissued Shares or from Shares reacquired (through open market transactions or otherwise) and held in the Company’s treasury.

5.2.                            If any Shares subject to an Award under the Plan are forfeited or such Award otherwise terminates or is settled for any reason whatsoever without an actual distribution of Shares to the Participant, any Shares counted against the number of Shares available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, or termination, again be available for Awards under the Plan; provided, however, that the Board may adopt procedures for the counting of Shares relating to any Award to ensure appropriate counting, avoid double counting, provide for adjustments in any case in which the number of Shares actually distributed differs from the number of Shares previously counted in connection with such Award, and if necessary, to comply with applicable law or regulations.

Section 6.  Awards.  Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Board may impose on any Award or the settlement thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Board shall determine (provided that, in any case, any such action is permitted under Code Section 409A). Each Award, and the terms and conditions applicable thereto, shall be evidenced by an Award Agreement.

6.1.  General.  Each Deferred Stock Award represents the right to receive, at the end of the specified Restriction Period (or, if elected by the Participant in accordance with the terms of the Plan, at the end of a specified deferral period) one Share. The right of any Participant in respect of an Award shall be no greater than the right of any unsecured general creditor of the Company.

6.2.  Restriction Period.  Each Award Agreement shall specify the duration of the Restriction Period, if any, and/or each installment thereof and the conditions under which such Award may be forfeited to the Company. Unless otherwise specified in the Plan or an Award Agreement, the Restriction Period applicable to each Award shall lapse on the first anniversary of the date that such Award was granted, provided that the Participant has not incurred a Termination of Service prior to such date.

6.3.  Termination of Service.  Upon a Participant’s Termination of Service for any reason other than death, Disability or Retirement, the unvested portion of each Award shall be forfeited with no consideration due to the Participant. Upon a Participant’s Termination of Service due to death, Disability or Retirement, all unvested Awards shall immediately become vested and shall be settled as provided below, provided, however, that notwithstanding anything contained in this Section 6.3 to the contrary, with respect to Awards granted in 2012, such Awards to the extent unvested, shall terminate upon the Participant’s Termination of Service for Retirement.

6.4.  Settlement.  The vested portion of each Award shall be settled in Shares within thirty (30) days after the date of vesting; provided, however, that each Participant may elect to defer the settlement date of an Award beyond the vesting date in accordance with this Section and any other rules and procedures established by the Board from time to time. In the event that a Participant so elects to defer the settlement date of an Award, such Award (to the extent vested) shall be settled in Shares on the date so elected by the Participant.

6.5.  Deferral Elections.  An initial election to defer settlement of an Award must be made (i) in the year before the Award is granted, (ii) within thirty (30) days after initial eligibility under the Plan (as determined in accordance with the plan aggregation rules under Code Section 409A), provided that such election shall apply only to the portion of the Award attributable to services performed after such election is made or (iii) before the date of grant, but only if (x) the Participant must continue to provide services for a period of at least twelve (12) months from the date of grant in order to avoid forfeiture of any portion of the Award, (y) the deferral election is made at least twelve (12) months before any portion of the Award is scheduled to vest and (z) such Participant will not be eligible for Retirement vesting with respect to the applicable award within twelve (12) months after the date on which such Award is granted. A Participant may elect to re-defer the settlement of an Award, provided such election (i) does not take effect until twelve (12) months after the date it is made, (ii) defers settlement of the portion of such Award to which such election relates to a date that is at least five (5) years after the date such portion of such Award was previously scheduled to be settled and (iii) is made at least twelve (12) months before the portion of such Award to which such election relates is scheduled to be settled.

6.6.  Shareholder Rights.  Nothing contained in the Plan shall be construed to give any Participant rights as a shareholder with respect to any Award (including, without limitation, any voting, dividend or derivative or other similar rights) until such Participant receives Shares in settlement thereof. Notwithstanding the foregoing, in the event that any dividends are paid on Shares during the Restriction Period or any deferral period, the Participant shall receive a number of additional shares of Deferred Stock equal to the quotient obtained by dividing (i) the product of (x) the number of shares of Deferred Stock then credited to such Participant and (y) the per Share dividend amount by (ii) the Fair Market Value of one Share on the date that such dividends are paid. Such additional shares of Deferred Stock shall be subject to the same forfeiture restrictions and deferral elections as the shares of Deferred Stock on which they were granted.

Section 7.  Change-in-Control.  Notwithstanding any provision in the Plan or a deferral election to the contrary, upon the occurrence of a Change-in-Control, all outstanding and unvested Awards shall become immediately vested and all outstanding Awards shall be immediately settled (in cash, Shares, or such other property as the Company or its shareholders will receive in such Change-in-Control (and in the same proportions thereof)).

Section 8.  Adjustments upon Changes in Capitalization.

8.1.                            In the event that the Board shall determine that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Board shall proportionately and equitably adjust any or all of (i) the number and kind of Shares which may thereafter be issued in connection with Awards, (ii) the number and kind of Shares issuable in respect of outstanding Awards and (iii) the aggregate number and kind of Shares available under the Plan or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award; provided, however, in each case, that each adjustment shall be made in a manner that does not violate Code Section 409A to the extent applicable.

8.2.                            In addition, the Board is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 8.1) affecting the Company, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, all adjustments shall be made in a manner that does not violate Code Section 409A to the extent applicable.

Section 9.  Termination and Amendment.

9.1.                            The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of the Company’s shareholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s shareholders if (i) such action would increase the number of Shares subject to the Plan or (ii) such shareholder approval is required by any applicable federal, state or foreign law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit such other changes to the Plan to the Company’s shareholders for approval; provided, however, that without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any outstanding Award unless such modification is necessary to avoid the additional tax described in Section 409A of the Code.

9.2.                            The Board may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially and adversely affect the rights of such Participant under such Award unless such modification is necessary to avoid the additional tax described in Section 409A of the Code.

Section 10.  No Right to Service.  Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the service of the Company.

Section 11.  Taxes.  Each Participant must make appropriate arrangement for the payment of any taxes relating to an Award granted hereunder. The Company is authorized to withhold from any payment relating to an Award under the Plan, including from a distribution of Shares or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Board may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.

Section 12.  Limits on Transferability; Beneficiaries.  No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution. A Participant may, in the manner established by the Board, designate a beneficiary (which may be a natural person or a trust) to receive any distribution with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other Person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Board, and to any additional restrictions deemed necessary or appropriate by the Board.

Section 13.  Securities Law Requirements.  No Shares may be issued hereunder if the Company shall at any time determine that to do so would (i) violate the listing requirements of an applicable securities exchange, or adversely affect the registration or qualification of the Shares under any state or federal law, or (ii) require the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities. In any of the events referred to in clause (i) or clause (ii) above, the issuance of such Shares shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion.

Section 14.  Code Section 409A.  The Plan and all Award Agreements are intended to comply with, or be exempt from, Code Section 409A, and shall be interpreted in a manner consistent therewith; provided, however, that neither the Company nor any member of the Board, shall have any liability to Participants or any other Person if any Award is not exempt from or compliant with Code Section 409A. In the event that a Participant is a “specified employee” within the meaning of Code Section 409A, and a payment or benefit provided for under the Plan would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after such Participant’s Termination of Service, then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such Participant’s Termination of Service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Participant on the earlier of (i) the first business day of the seventh (7th) month following such Participant’s Termination of Service or (ii) the tenth (10th) business day following such Participant’s death.

Section 15.  Termination.  Unless earlier terminated, the Plan shall terminate on the 10th anniversary of its approval by the Board, and no Awards under the Plan shall thereafter be granted.

Section 16.  Fractional Shares.  The Company will not be required to issue any fractional Shares pursuant to the Plan. The Board may provide for the elimination of fractions and settlement of such fractional Shares in cash.

Section 17.  Discretion.  In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Board may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Board alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected Participant, any other Participant, any Non-Employee Director, the Company, any shareholder or any other Person.

Section 18.  Governing Law.  The validity and construction of the Plan and any Award Agreement entered into thereunder shall be construed and enforced in accordance with the laws of the State of Delaware, but without giving effect to the conflict of laws principles thereof.

Section 19.  Effective Date.  The Plan shall become effective upon the Effective Date.